Exhibit 99.1
Praxair Electronics Announces Price Increase for Tantalum
DANBURY, Conn., September 10, 2008 — Praxair Electronics, a division of Praxair Inc. (NYSE: PX), announced a worldwide price increase of 15% on tantalum products, effective immediately or as customer contracts otherwise permit. In some circumstances, price adjustments may be higher or lower. This action is being implemented as a response to rapidly escalating raw material costs related to the mining and recycling of tantalum and tantalum ore.
Praxair Electronics will be working with our worldwide customers to expand tantalum recycling programs and other productivity measures, such as long life targets, in order to mitigate the effect of the price increase,” said David Strauss, managing director of deposition materials.
About Praxair Electronics
As an experienced supplier to the semiconductor and photovoltaic industries, Praxair Electronics offers a complete portfolio of process gases, gas handling and distribution systems, sputtering targets; CMP pads; on-site services; chamber components and spare-parts logistics services. More information on Praxair Electronics is available on the Internet at www.praxair.com/electronics.
About Praxair
Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
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